UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 24, 2005

APPLIED IMAGING CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-21371	77-0120490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Baytech Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 719-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 2, 2005, the Company issued a press release announcing the appointment of Terry Griffin as its Corporate Vice President and Chief Financial Officer. Mr. Griffin also became the Company’s principal financial and accounting officer. A copy of the press release is attached hereto as Exhibit 99.1.

Mr. Griffin, 42, had previously been retained as a consultant to the Company’s Audit Committee during its recent internal investigation. Prior to joining Applied Imaging, Mr. Griffin was the Vice President, Chief Financial Officer and Secretary of Symphonix Devices, Inc., a hearing technology company that developed products to improve communication ability and quality of life for the hearing-impaired from April 2000 to April 2004. From June 1999 to March 2000, Mr. Griffin was Vice President and Chief Financial Officer of Zangle, Inc., a software company providing real-time student information to parents via the internet. Mr. Griffin received a BS in accounting from the Loyola Marymount University.

Mr. Griffin has entered into an employment letter agreement with the Company that provides for severance benefits in the event of involuntary termination following a change of control. In addition, the employment letter agreement provides for full vesting of certain stock options in the case of a change of control of the Company. Mr. Griffin is employed “at-will” and his employment may be terminated at any time by either the Company or Mr. Griffin.

On February 24, 2005, Applied Imaging Corp.’s principal financial and accounting officer Virginia M. Garcia voluntarily resigned to pursue other opportunities. The Company’s current President and Chief Executive Officer, Robin Stracey, assumed the additional role of principal financial and accounting officer during the interim period thereafter. Ms. Garcia has since been retained as a consultant to the Company to provide assistance to Mr. Griffin for a transitional period.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 2, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey President & Chief Executive Officer

Date: March 2, 2005

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 2, 2005

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